Exhibit 10.55

October 1, 2016	Delivered and via e-mail

Secretary Spenser Abraham

600 14th Street NW, Suite 400

Washington, DC 20005

Dear Secretary Abraham:

Re:

Uranium Energy Corp. (the “Company”)

Letter respecting Appointment as Executive Chairman

It is with the sincerest appreciation that we understand that you have kindly consented to join the Board of Directors of our Company (the “Board”) and, in connection therewith, honor us further in consenting to act as the Executive Chairman of our Board (collectively, your “Appointment”).

This letter (the “Letter”) is intended to set out the basis upon which the Company is pleased to accept your Appointment and, in furtherance thereof, the Company is pleased to confirm that the following will represent your executive compensation with the Company during your tenure as the Executive Chairman of its Board:

-	our Company will provide you with a monthly fee of US$10,833.33 during your tenure as Executive Chairman (representing US$130,000 on a yearly aggregate basis) and which initial monthly fee will be due and payable one month from the effective date of your Appointment (the “Effective Date”; which we will determine by mutual agreement in due course);

-	our Company will consider the payment of a yearly discretionary bonus to you based on your performance as Executive Chairman;

-	the Company will provide you with an annual fee US$20,000.00 in connection with your tenure as a director of our Company;

-	our Company will reimburse you for all reasonable travel, accommodation and other out-of-pocket expenses incurred in connection with your service (including business class airfare in the event that travel is required and similar business class fare for other forms of transportation and hotel accommodation), provided that such expenses shall be submitted to the Company for payment accompanied by appropriate documentation; and

Suite 320 - 1111 W. Hastings St. Vancouve BC V6E 2J3 | t (866) 748 1030 f (604) 682 3591 www.uraniumenergy.com NYSE MKT: UEC

October 1, 2016

-	our Company will, on the Effective Date, grant to you, in accordance with the Company’s current 2015 Stock Incentive Plan, a vesting incentive stock option (the “Option”) to purchase an aggregate of 1,000,000 shares of the Company’s common stock, exercisable at the closing market price of the Company’s common shares on the business day immediately preceding the Effective Date, and vesting over an 18 month period (that being as to an initial 1/4th vesting on the date which is three months from the Effective Date and a further and final 1/4th vesting on the dates which are six, 12 and 18 months, respectively, from the Effective Date.

In connection with your Appointment, we confirm that it is presently expected that you will make yourself available for four formal Board meeting per year (three of four being via conference call and one, perhaps, in New York to facilitate in-person interaction) and that you will participate in investor meetings (which might involve group presentations or one-on-one meetings that might occur during one week every quarter) and in overseas meetings with strategic investors (which might involve utility companies and/or state-owned nuclear enterprises).

This Letter is intended to be a binding offer and a complete statement of the compensations terms of your Appointment with our Company. If the foregoing is acceptable to you, please so indicate by executing this Letter, faxing or emailing a copy and returning the original signed to the undersigned. We look forward to working with you and in watching our Company better prosper as a result of our association with you.

Yours very truly,

Uranium Energy Corp.

/s/ Amir Adnani

Per:   Amir Adnani, President and CEO

The terms of this Letter are hereby accepted and agreed to by the undersigned effective on this 5th day of September, 2015.

/s/ Secretary Spencer Abraham

Secretary Spencer Abraham

__________

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